As filed with the Securities and Exchange Commission on May 17, 2012.

Registration 333-__________________

United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FIDELITY D & D BANCORP, INC.

(Exact Name of Registrant As Specified In Its Charter)

Pennsylvania	23-3017653
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Blakely and Drinker Streets
Dunmore, Pennsylvania	18512
(Address of principal executive offices)	(Zip Code)

FIDELITY D & D BANCORP, INC. 2012 OMNIBUS STOCK INCENTIVE PLAN

(Full title of the plan)

Daniel J. Santaniello, President and Chief Executive	Copies To:
Officer	Erik Gerhard, Esquire
Fidelity D & D Bancorp, Inc.	BYBEL RUTLEDGE LLP
Blakely and Drinker Streets	1017 Mumma Road, Suite 302
Dunmore, Pennsylvania 18512	Lemoyne, Pennsylvania 17043
(570) 342-8281	(717) 731-1700
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, no par value	500,000	$20.70	$10,350,000	$1,187.00

(1)	This registration statement registers the issuance of 500,000 shares of the Registrant’s common stock, no par value (the “Common Stock”), that are issuable pursuant to the Fidelity D & D Bancorp, Inc. 2012 Omnibus Stock Incentive Plan.
(2)	Plus such additional number of shares as may become issuable by operation of the anti-dilution provisions of the plan.
(3)	Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per share has been computed pursuant to Rule 457(h) and Rule 457(c) based upon the average of the bid and asked prices of the Shares as of May 15, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information in Item 1 of Part I of Form S-8.

Item 2.	Registration Information and Employee Plan Annual Information.

As permitted by the rules of the Commission, this registration statement omits the information in Item 2 of Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We incorporate the following documents by reference into this registration statement as filed with the Commission:

(a)	Fidelity D & D Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on March 20, 2012;

(b)	Fidelity D & D Bancorp, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2012, filed with the Commission on May 15, 2012;

(c)	Fidelity D & D Bancorp, Inc.’s Current Report on Form 8-K, filed with the Commission on March 21, 2012 and May 3, 2012; and

(d)	The description of Fidelity D & D Bancorp, Inc.’s common stock that appears in Fidelity D & D Bancorp, Inc.’s prospectus under “Description of Securities” at pages 89-98, which forms a part of Fidelity D & D Bancorp, Inc.’s Registration Statement No. 333-45668 on Form S- 1, filed with the SEC on September 12, 2000, and as amended on October 11, 2000.

All documents filed by Fidelity D & D Bancorp, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or which deregisters all remaining unsold securities, are incorporated by reference into this registration statement and become a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement automatically updates, modifies and supersedes the prospectus.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

No disclosure is required under this item because Fidelity D & D Bancorp, Inc. did not employ named experts or counsel on a contingent basis.

Item 6.	Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law, referred to as the PBCL, provides that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify any person who is or was a representative of the corporation in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such representatives, against expenses (including attorney’s fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceedings. Further, the PBCL provides that Pennsylvania corporations must indemnify a representative of the corporation who is successful on the merits or otherwise in defense of any such actions or proceedings against expenses reasonably incurred.

The Bylaws of Fidelity D & D Bancorp, Inc. provide indemnification or reimbursement for reasonable expenses actually incurred by directors or officers. However, indemnification or reimbursement shall not be provided to a director or officer for gross negligence, willful misconduct or criminal misconduct. Further, indemnification or reimbursement shall not be provided for compromise settlement without approval of the court, shareholders or board of directors.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Fidelity D & D Bancorp, Inc.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibits

4.1	Amended and Restated Articles of Incorporation of Registrant (Incorporated by reference to Annex B of the Proxy Statement/Prospectus included in Registrant’s Amendment 4 to its Registration Statement No. 333-90273 on Form S-4, filed with the Commission on April 6, 2000).

4.2	Amended and Restated Bylaws of Registrant (Incorporated by reference to Exhibit 3(ii) to Registrant’s Form 8-K filed with the SEC on November 21, 2007).

5	Opinion of Bybel Rutledge LLP re: Legality.

23.1	Consent of ParenteBeard LLC

23.2	Consent of Bybel Rutledge LLP (included in Exhibit 5).

24	Power of Attorney of Directors and Officers (included on Signature Pages).

99.1	Fidelity D & D Bancorp, Inc. 2012 Omnibus Stock Incentive Plan (Incorporated herein by reference to Appendix A of the Corporation’s Definitive Proxy Statement filed with the Commission on March 30, 2012).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the borough of Dunmore, Commonwealth of Pennsylvania on May 17, 2012.

Fidelity D & D Bancorp, Inc.
(Registrant)

By:	/s/ Daniel J. Santaniello
Daniel J. Santaniello
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel J. Santaniello and Salvatore R. DeFrancesco, Jr., and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this registration statement and to file the same, will all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 17, 2012.

Capacity

/s/ Daniel J. Santaniello	President and Chief Executive
Daniel J. Santaniello	Officer and Director
(Principal Executive Officer)

/s/ Salvatore R. DeFrancesco, Jr.	Treasurer and Chief Financial
Salvatore R. DeFrancesco, Jr.	Officer (Principal Financial and
Accounting Officer)

/s/ Brian J. Cali	Director
Brian J. Cali

/s/ John T. Cognetti	Director
John T. Cognetti

/s/ Patrick J. Dempsey	Director
Patrick J. Dempsey

/s/ Richard J. Lettieri	Director
Richard J. Lettieri

/s/ Mary E. McDonald	Director
Mary E. McDonald

/s/ Michael J. McDonald	Director
Michael J. McDonald

/s/ Kristin Dempsey O’Donnell	Director
Kristin Dempsey O’Donnell

/s/ David L. Tressler, Sr.	Director
David L. Tressler, Sr.

INDEX TO EXHIBITS

Exhibit No.	Exhibits

4.1	Amended and Restated Articles of Incorporation of Registrant (Incorporated by reference to Annex B of the Proxy Statement/Prospectus included in Registrant’s Amendment 4 to its Registration Statement No. 333-90273 on Form S-4, filed with the Commission on April 6, 2000).

4.2	Amended and Restated Bylaws of Registrant (Incorporated by reference to Exhibit 3(ii) to Registrant’s Form 8-K filed with the SEC on November 21, 2007).

5	Opinion of Bybel Rutledge LLP re: Legality.

23.1	Consent of ParenteBeard LLC

23.2	Consent of Bybel Rutledge LLP (included in Exhibit 5).

24	Power of Attorney of Directors and Officers (included on Signature
Pages).

99.1	Fidelity D & D Bancorp, Inc. 2012 Omnibus Stock Incentive Plan (Incorporated herein by reference to Appendix A of the Corporation’s Definitive Proxy Statement filed with the Commission on March 30, 2012).